Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Rockwell Collins, Inc. on Form S-8 for the Rockwell Collins Retirement Savings Plan for Salaried Employees (the "Plan") of our reports dated October 29, 2002 (which report on the consolidated financial statements of Rockwell Collins, Inc. expresses an unqualified opinion and includes two explanatory paragraphs noting that Rockwell Collins, Inc. had not previously operated as a stand-alone entity during all the periods presented and changed its method of accounting for goodwill and certain other intangible assets effective October 1, 2001), appearing in and incorporated by reference in the Annual Report on Form 10-K of Rockwell Collins, Inc. for the year ended September 30, 2002 and our report dated June 13, 2002 appearing in the Annual Report on Form 11-K of the Plan for the year ended December 31, 2001, respectively. We also consent to the reference to us under the heading "Experts" in the prospectus for the Plan which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Chicago, Illinois
December 18, 2002